NYSE: MMP

Date: March 14, 2005
Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Two-for-One Split

of Limited Partner Units

TULSA, Okla. -- The board of directors for the general partner of Magellan Midstream Partners, L.P. (NYSE: MMP) announced today a two-for-one split of the partnership's limited partner units. Holders of record at the close of business on April 5, 2005 will receive one additional limited partner unit for each unit owned on that date. The units will be distributed on April 12, 2005.

"The growth in Magellan's asset portfolio and earnings since our initial public offering in Feb. 2001 has resulted in nearly a 200 percent increase in our unit price," said Don Wellendorf, chief executive officer. "This split reflects our confidence in the future growth of Magellan and will make our equity more accessible for new investors."

Following the two-for-one split, the current annual cash distribution of $3.65 per unit will become $1.825 per unit, or 45.625 cents per unit on a quarterly basis.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.